Exhibit 10.1

DESCRIPTION OF NON-EMPLOYEE DIRECTOR
COMPENSATION ARRANGEMENTS
(Effective January 1, 2005)

Directors who are employees of Deluxe do not receive compensation for their service on the Board other than their compensation as employees. Effective January 1, 2005, non-employee directors of Deluxe each receive a $50,000 annual Board retainer, payable quarterly. The Board’s lead independent director receives an incremental annual retainer of $20,000, also payable quarterly.

In order to fairly compensate non-employee directors for their service on Board committees, the elements and responsibilities of which will fluctuate from time to time, committee members are paid fees for each committee meeting attended, with the chair of each committee also receiving an annual retainer for serving as the chair. The committee fee structure currently is as follows:

	Audit Committee	Other Standing Committees

Chair Retainer	$15,000	$5,000
In-person Meeting Attendance	$2,000	$1,500
Telephonic Meeting Attendance	$1,000	$750

Non-employee directors also receive $1,500 for each approved site visit and director education program attended, up to a maximum of five per year, and may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.

Deluxe maintains a Non-Employee Director Stock and Deferral Plan (the “Director Plan”), which was approved by shareholders as part of Deluxe’s 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”). The purpose of the Director Plan is to provide an opportunity for non-employee directors to increase their ownership of Deluxe’s common stock and thereby align their interest in the long-term success of Deluxe with that of the other shareholders. Under the Director Plan, each non-employee director must irrevocably elect to receive, in lieu of cash, shares of common stock having a fair market value equal to at least 50% of his or her annual cash retainer and meeting fees. The shares of common stock receivable pursuant to the Director Plan are issued quarterly or, at the option of the director, credited to the director in the form of deferred restricted stock units. These restricted stock units vest and are converted into shares of common stock on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the Board or such other date as is elected by the director in his or her deferral election (for example, upon termination of service as a director). Each restricted stock unit entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. Any restricted stock units issued pursuant to the Director Plan will vest and be converted into shares of common stock in connection with certain defined changes of control of Deluxe. All shares of common stock issued pursuant to the Director Plan are issued under Deluxe’s Stock Incentive Plan and must be held by the non-employee director for a minimum period of six months from the date of issuance.

Each new non-employee director elected to the Board receives a one-time grant of 1,000 shares of restricted stock under the Stock Incentive Plan as of the date of his or her initial election to the Board. The restricted stock vests in equal installments on the dates of Deluxe’s annual shareholder meetings in each of the three years following the date of grant, provided that the director remains in the office immediately following the annual meeting. Restricted stock awards also vest immediately upon a non-employee director’s retirement from the Board in accordance with Deluxe’s policy with respect to mandatory retirement.

Under the terms of the Stock Incentive Plan, non-employee directors also are eligible to receive non-qualified options to purchase shares of Deluxe’s common stock and other grants to further assist them in achieving and maintaining their established share ownership targets. All non-employee directors elected at the 2004 annual shareholders meeting were granted 1,000 options upon their election, but the amount and form of future grants will be at the discretion of the Compensation Committee (in consultation with the Corporate Governance Committee). All options granted to non-employee directors must, however, have an exercise price at least equal to the fair market value of Deluxe’s common stock on the date of grant, and may not exceed 5,000 options to any director in any one year.

Non-employee directors who were elected to the Board prior to October 1997 also are eligible for certain retirement payments under the terms of a Board retirement plan that has since been replaced by the Director Plan. Under this predecessor plan, non-employee directors with at least five years of Board service who retire, resign or otherwise are not nominated for reelection are entitled to receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he or she served on the Board prior to October 31, 1997. In calculating a Director’s eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree’s remaining available for consultation with management and refraining from engaging in any activity in competition with Deluxe.